Exhibit 99.1
United Fire Group, Inc. Reports Second Quarter 2020 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
August 5, 2020 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Three Months Ended June 30, 2020		Six Months Ended June 30, 2020
Net income per diluted share	$0.24	Net income (loss) per diluted share	$(2.66)
Adjusted operating income (loss)(2) per diluted share	$(0.26)	Adjusted operating income (loss)(2) per diluted share	$(0.21)
Net realized investment gains per diluted share	$0.50	Net realized investment gains (losses) per diluted share	$(2.45)
GAAP combined ratio	111.4%	GAAP combined ratio	108.2%
		Book value per share	$34.38
		Return on equity(3)	(15.0)%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net realized investment gains and losses and changes in the fair value of equity securities, of $6.0 million ($0.24 per diluted share) for the three-month period ended June 30, 2020 (the "second quarter of 2020"), compared to consolidated net loss of $4.2 million ($0.17 per diluted share) for the same period in 2019. For the six-month period ended June 30, 2020 ("year-to-date"), consolidated net loss, including realized investment gains and losses and changes in the fair value of equity securities, was $66.6 million ($2.66 per diluted share), compared to net income of $40.3 million ($1.57 per diluted share) for the same period in 2019.

The Company reported consolidated adjusted operating loss of $0.26 per diluted share for the second quarter of 2020, compared to consolidated adjusted operating loss of $0.59 per diluted share for the same period in 2019. Year-to-date, consolidated adjusted operating loss was $0.21 per diluted share compared to consolidated adjusted operating income of $0.33 per diluted share for the same period in 2019.

"Our second quarter results were impacted by historically high quarterly catastrophe losses, offset by improving core insurance profitability," stated Randy A. Ramlo, President and Chief Executive Officer. "Catastrophe losses in the second quarter of 2020 were from 20 catastrophic events, primarily from severe convective storms in the Midwest and Southern United States as we previously announced on July 29, 2020."

______________
(1) Per share amounts are after tax.
(2) Adjusted operating income is a non-GAAP financial measure of net income excluding net realized investment gains and losses, changes in the fair value of equity securities and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date stockholders' equity.

"I'm pleased to report that we continue to make progress with improving the profitability in our commercial auto book. During the second quarter, we saw a double digit improvement in our commercial auto loss ratio, with a decrease of 10.2 points when compared with the second quarter of 2019. Year-to-date, our commercial auto loss ratio has improved 10.0 points compared to the same period in 2019. We also continued to see a decline in the frequency of commercial auto claims and a reduction in commercial auto exposure units in the second quarter of 2020. The improvement in our commercial auto book is a key contributor to the 5.8 point improvement in our core loss ratio in the second quarter of 2020 compared with the second quarter of 2019."

"With respect to the COVID-19 pandemic, we continue to expect the impact of the COVID-19 pandemic to be manageable. There was some impact to net premiums earned from the COVID-19 pandemic but it was less significant than the impact from our focus on improving the profitability of our commercial auto book in the first half of 2020. We anticipate some additional pressure on premiums in the second half of the year as we expect some decrease in new business submissions and net endorsement premiums as some businesses have reduced payrolls, sales and other exposure units. As a reminder, nearly all of the policies we have issued contain contract language that specifically excludes business interruption coverage for losses due to viruses such as the COVID-19 pandemic. However, we cannot determine how any changes in legislation, regulations and interpretations by the courts will impact the Company in the future."

Financial Highlights

Net income, including net realized investment gains and losses, totaled $6.0 million ($0.24 per diluted share) for the second quarter of 2020, compared to net loss of $4.2 million ($0.17 per diluted share) in the same period in 2019. The increase in net income was primarily due to an increase in net realized investment gains, a decrease in losses and loss settlement expenses and other income all partially offset by decreases in earned premiums and investment income. Year to date, consolidated net loss, including realized investment gains and losses and changes in the fair value of equity securities, was $66.6 million ($2.66 per diluted share), compared to net income of $40.3 million ($1.57 per diluted share) for the same period in 2019. The decrease in net income was primarily due to a decrease in the fair value of equity securities, a decrease in net investment income and increases in losses and loss settlement expenses.

Net premiums earned decreased 4.7 percent to $263.6 million in the second quarter of 2020, compared to $276.5 million in the same period in 2019. Year-to-date net premiums earned decreased 1.2 percent to $532.5 million compared to $538.8 million in the same period in 2019. The decrease in both the three- and six-month periods ended June 30, 2020 was primarily due to our focus on improving profitability through non-renewal of under-performing accounts in our commercial auto line of business. There was some impact to net premiums earned from the COVID-19 pandemic but it was less significant than the impact from our commercial auto profitability initiatives in the three- and six-month periods ended June 30, 2020.

The average renewal pricing change for commercial lines increased 6.6 percent in the second quarter of 2020 compared to a 7.6 percent increase in the first quarter of 2020. The renewal pricing increases were driven by commercial auto and commercial property rate increases. During the second quarter of 2020, the commercial auto effective rate change increased by 12.4 percent compared to a 11.6 percent increase in the first quarter of 2020. Also, during the second quarter of 2020, the commercial property effective rate change increased to 7.3 percent compared to a 5.9 percent increase in the first quarter of 2020. Personal lines renewal pricing increases remained in the mid-single digits.

Net investment income was $12.7 million for the second quarter of 2020 as compared to net investment income of $14.1 million for the same period in 2019. The decrease in net investment income in the second quarter of 2020 is primarily due to a decrease in invested assets as compared to the same period in 2019. Year-to date, net investment income was $15.1 million, compared to net investment income of $30.6 million for the same period in 2019. The decrease in net investment income was due to a combination of a decrease in the fair value of our investments in limited liability partnerships and a decrease in invested assets as compared to the same period in 2019. The valuation of these investments in limited liability partnerships varies from period to period due to the current equity market conditions, specifically related to financial institutions.

The Company recognized net realized investment gains of $15.8 million during the second quarter of 2020, compared to net realized investment gains of $13.6 million for the same period in 2019. The change in the three-month period ended June 30, 2020, as compared to the same period in 2019, was primarily due to the increase in the fair value of equity securities. Year-to-date, the Company recognized net realized investment losses of $77.6 million compared to net realized gains of $40.3 million. The decrease in the six-month period ended June 30, 2020 as compared to the same period in 2019 was primarily due to a decrease in the value of equity securities of $60.8 million, compared with an increase of $37.1 million, respectively.

The 6.8 percent decrease in losses and loss settlement expenses during the second quarter of 2020 as compared to the same period of 2019 was due to an improvement in the performance of our core book of business, specifically our commercial auto and liability lines of business partially offset by an increase in catastrophe losses. Year-to-date, the 1.9 percent increase in losses and loss settlement expenses as compared to the same period in 2019 was primarily due to an increase in severity of non-catastrophe losses and an increase in catastrophe losses.

Other income of $5.7 million before tax recognized during the second quarter of 2020 was the result of a personal lines renewal rights agreement we entered into with Nationwide Mutual Insurance Company in May 2020.

Consolidated net unrealized investment gains, net of tax, totaled $79.3 million as of June 30, 2020, an increase of $32.0 million from December 31, 2019. The increase in net unrealized investment gains is primarily the result of a decrease in interest rates in the first half of 2020.

Total consolidated assets as of June 30, 2020 were $3.0 billion, which included $2.0 billion of invested assets. The Company's book value per share was $34.38, which is a decrease of $2.02 per share, or 5.5 percent from December 31, 2019. This decrease is primarily attributed to a net loss of $66.6 million, shareholder dividends of $16.5 million and share repurchases of $2.7 million, partially offset by an increase in net unrealized investment gains on fixed maturity securities of $32.0 million, net of tax, during the first six months of 2020.

The annualized return on equity was (15.0) percent year-to-date compared to 8.7 percent for the same period in 2019. The change in the annualized return on equity was primarily driven by a net loss of $66.6 million in the first six months of 2020 compared to the same period in 2019.

Reserve Development

We experienced favorable development in our net reserves for prior accident years of $10.0 million in the second quarter of 2020, compared to unfavorable development of $9.4 million in the same period in 2019. Year-to-date, favorable development in our net reserves for prior accident years was $23.8 million, compared to $4.7 million unfavorable development in the same period in 2019. The favorable prior year reserve development in the three- and six-month periods ended June 30, 2020 came primarily from our commercial fire and allied and workers' compensation lines of business. Development amounts can vary significantly from quarter-to-quarter depending on a number of factors, including the number of claims settled and the settlement terms. At June 30, 2020, our total reserves were within our actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio decreased by 0.3 percentage points to 111.4 percent for the second quarter of 2020, compared to 111.7 percent in the same period in 2019. The decrease in the combined ratio was primarily driven by a decrease in the loss ratio offset by an increase in the expense ratio. For the six-month period ended June 30, 2020, the GAAP combined ratio increased 4.3 percentage points to 108.2 percent compared to 103.9 percent for the six-month period ended June 30, 2019. The increase in the combined ratio is primarily driven by a combination of increases in the net loss ratio and expense ratio.

Net Loss Ratio

The GAAP net loss ratio improved 1.8 percentage points during the second quarter of 2020 as compared to the same period in 2019. The decrease in the second quarter of 2020 was primarily due to the improvement in the performance of our core book of business, specifically our commercial auto and liability lines of business partially offset by an increase in catastrophe losses. During the six-month period ended June 30, 2020, the net loss ratio deteriorated 2.2 percentage points as compared to the same period in 2019 primarily due to an increase in catastrophe losses.

Pre-tax catastrophe losses in the second quarter of 2020 were higher when compared to second quarter of 2019, with catastrophe losses adding 19.2 percentage points to the combined ratio in 2020 as compared to 8.0 percentage points in 2019. During the second quarter, the Company incurred losses from 20 catastrophic events primarily from severe convective storms in the Midwest and Southern United States. Our 10-year historical average for second quarter catastrophe losses is 12.2 percentage points added to the combined ratio. Year-to-date, catastrophe losses totaled $65.9 million ($2.08 per diluted share) compared to $25.6 million ($0.79 per diluted share) for the same period in 2019.

The GAAP net loss ratio excluding catastrophe losses and prior accident year reserve development improved by 5.8 percentage points in the three-month period ended June 30, 2020 and was flat in the six-month period ended June 30, 2020 as compared to the same periods of 2019. This decrease in the GAAP net loss ratio in the three-month period ended June 30, 2020 compared to the same period of 2019 was due to an improvement in the performance of our core book of business, specifically our commercial auto and liability lines of business.

Expense Ratio

The expense ratio for the second quarter of 2020 was 33.6 percentage points, compared to 32.1 percentage points for the second quarter in 2019. The increase in the expense ratio during the second quarter of 2020 as compared to the same period in 2019 is primarily due to our continued investment in technology, including our multi-year Oasis project, an upgrade to our technology platform designed to enhance core underwriting decisions, selection of risks and productivity. Year-to-date, the expense rate was 34.7 percent compared to 32.6 percent in the same period in 2019. The increase in our investment in technology contributed to the increase in the expense ratio, along with the acceleration of the amortization of our deferred acquisition costs in our commercial auto line of business from lower than expected profitability.

Capital Management

During the second quarter of 2020, we declared and paid a $0.33 per share cash dividend to shareholders of record as of June 5, 2020. We have paid a quarterly dividend every quarter since March 1968. During the second quarter of 2020 we did not repurchase any shares of our common stock. Year-to-date, we repurchased 70,467 shares of our common stock for a total purchase price of approximately $2.7 million.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on August 5, 2020 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's second quarter 2020 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through August 19, 2020. The replay access information is toll-free 1-877-344-7529; conference ID no. 10140521.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or https://services.choruscall.com/links/ufcs200805. The archived audio webcast will be available until August 19, 2020.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP and Controller, 319-286-2537 or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain(s) optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission ("SEC") on February 28, 2020, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 6, 2020. The risks identified in our Annual Report on Form 10-K (as updated) and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net realized investment gains and losses after applicable federal and state income taxes from net income. Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Per Share Data)	2020	2019	Change %	2020	2019	Change %
Income Statement Data
Net income (loss)	$5,960	$(4,196)	242.0%	$(66,574)	$40,325	(265.1)
Less: after-tax net realized investment gains (losses)	12,466	10,737	16.1%	(61,326)	31,840	(292.6)
Adjusted operating income (loss)	$(6,506)	$(14,933)	56.4%	$(5,248)	$8,485	(161.9)%
Diluted Earnings Per Share Data
Net income (loss)	$0.24	$(0.17)	241.2%	$(2.66)	$1.57	(269.4)
Less: after-tax net realized investment gains (losses)	0.50	0.42	19.0%	(2.45)	1.24	(297.6)
Adjusted operating income (loss)	$(0.26)	$(0.59)	55.9%	$(0.21)	$0.33	(163.6)%

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Ratios)	2020	2019	Change %	2020	2019	Change %
Premiums:
Net premiums earned	$263,609	$276,486	(4.7)%	$532,458	$538,800	(1.2)%
Less: change in unearned premiums	(9,841)	(29,267)	66.4%	(25,639)	(47,062)	45.5%
Less: change in prepaid reinsurance premiums	2,817	606	NM	4,956	1,049	NM
Net premiums written	$270,633	$305,147	(11.3)%	$553,141	$584,813	(5.4)%
NM = Not meaningful.

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Share and Per Share Data and Ratios)	2020	2019	Change %	2020	2019	Change %
Revenue Highlights
Net premiums earned	$263,609	$276,486	(4.7)%	$532,458	$538,800	(1.2)%
Net investment income	12,696	14,120	(10.1)%	15,059	30,632	(50.8)%
Net realized investment gains (losses)	15,779	13,591	16.1%	(77,628)	40,304	(292.6)%
Other income	5,719	—	NM	5,719	—	NM
Total revenues	297,803	304,197	(2.1)%	$475,608	$609,736	(22.0)%
Income Statement Data
Net income (loss)	5,960	(4,196)	242.0%	$(66,574)	$40,325	(265.1)%
After-tax net realized investment gains (losses)	12,466	10,737	16.1%	(61,326)	31,840	(292.6)%
Adjusted operating income (loss)(1)	$(6,506)	$(14,933)	56.4%	$(5,248)	$8,485	(161.9)%
Diluted Earnings Per Share Data
Net income (loss)	$0.24	$(0.17)	241.2%	$(2.66)	$1.57	(269.4)%
After-tax net realized investment gains (losses)	0.50	0.42	19.0%	(2.45)	1.24	(297.6)%
Adjusted operating income (loss)(1)	$(0.26)	$(0.59)	55.9%	$(0.21)	$0.33	(163.6)%
Catastrophe Data
Pre-tax catastrophe losses	$50,634	$22,006	130.1%	$65,900	$25,636	157.1%
Effect on after-tax earnings per share	1.58	0.69	129.0%	2.08	0.79	163.3%
Effect on combined ratio	19.2%	8.0%	140.0%	12.4%	4.8%	158.3%

Favorable (unfavorable) reserve development experienced on prior accident years	$10,023	$(9,391)	206.7%	$23,770	$(4,742)	NM

GAAP combined ratio	111.4%	111.7%	(0.3)%	108.2%	103.9%	4.1%
Return on equity				(15.0)%	8.7%	(272.4)%
Cash dividends declared per share	$0.33	$0.33	—	$0.66	$0.64	3.1%
Diluted weighted average shares outstanding	25,255,604	25,210,354	0.2%	25,019,441	25,659,803	(2.5)%
NM = Not meaningful
(1) Adjusted operating income is a non-GAAP financial measure of net income (loss). See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income (loss).

Income Statement
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Ratios)	2020	2019	2020	2019
Revenues
Net premiums earned	$263,609	$276,486	$532,458	$538,800
Investment income, net of investment expenses	12,696	14,120	15,059	30,632
Net realized investment gains (losses)
Change in the fair value of equity securities	29,809	12,499	(60,838)	37,133
All other net realized gains (losses)	(14,030)	1,092	(16,790)	3,171
Net realized investment gains (losses)	15,779	13,591	(77,628)	40,304
Other income	5,719	—	5,719	—
Total Revenues	$297,803	$304,197	$475,608	$609,736

Benefits, Losses and Expenses
Losses and loss settlement expenses	$204,973	$220,009	$391,476	$384,249
Amortization of deferred policy acquisition costs	51,893	54,795	106,345	107,014
Other underwriting expenses	36,701	33,964	78,550	68,367
Total Benefits, Losses and Expenses	$293,567	$308,768	$576,371	$559,630

Income (loss) before income taxes	4,236	(4,571)	(100,763)	50,106
Federal income tax expense (benefit)	(1,724)	(375)	(34,189)	9,781
Net income (loss)	$5,960	$(4,196)	$(66,574)	$40,325

GAAP combined ratio:
Net loss ratio - excluding catastrophes	58.6%	71.6%	61.1%	66.5%
Catastrophes - effect on net loss ratio	19.2	8.0	12.4	4.8
Net loss ratio	77.8%	79.6%	73.5%	71.3%
Expense ratio	33.6	32.1	34.7	32.6
GAAP combined ratio	111.4%	111.7%	108.2%	103.9%

Balance Sheet
	June 30, 2020	December 31, 2019
(In Thousands)
Invested assets	$2,031,740	$2,155,099
Cash	146,262	120,722
Total assets	3,034,913	3,013,472
Losses and loss settlement expenses	1,477,689	1,421,754
Total liabilities	2,174,246	2,103,000
Net unrealized investment gains, after-tax	79,283	47,279
Total stockholders’ equity	860,667	910,472

Net Premiums Written by Line of Business
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$82,250	$88,169	$167,190	$171,483
Fire and allied lines(3)	64,161	64,611	131,003	127,515
Automobile	71,842	89,268	151,028	171,579
Workers’ compensation	19,417	24,447	41,156	48,905
Fidelity and surety	8,636	7,335	15,611	13,503
Miscellaneous	392	453	807	918
Total commercial lines	$246,698	$274,283	$506,795	$533,903

Personal lines:
Fire and allied lines(4)	$9,747	$10,839	$18,140	$19,760
Automobile	7,144	8,051	14,710	15,717
Miscellaneous	307	330	610	624
Total personal lines	$17,198	$19,220	$33,460	$36,101
Reinsurance assumed	6,737	11,644	12,886	14,809
Total	270,633	305,147	$553,141	$584,813
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended June 30,	2020			2019
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$77,407	$46,914	60.6%	$79,452	$57,582	72.5%
Fire and allied lines	62,592	67,055	107.1	60,615	55,851	92.1
Automobile	73,682	58,014	78.7	78,472	69,766	88.9
Workers' compensation	19,200	6,247	32.5	22,621	9,378	41.5
Fidelity and surety	6,332	110	1.7	6,146	(650)	(10.6)
Miscellaneous	385	96	24.9	436	99	22.7
Total commercial lines	$239,598	$178,436	74.5%	$247,742	$192,026	77.5%

Personal lines
Fire and allied lines	$9,819	$19,187	195.4%	$10,302	$14,386	139.6%
Automobile	7,518	2,464	32.8	7,698	6,809	88.5
Miscellaneous	304	52	17.1	307	552	179.8
Total personal lines	$17,641	$21,703	123.0%	$18,307	$21,747	118.8%
Reinsurance assumed	$6,370	$4,834	75.9%	$10,437	$6,236	59.7%
Total	$263,609	$204,973	77.8%	$276,486	$220,009	79.6%

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Six Months Ended June 30,	2020			2019
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$156,716	$90,637	57.8%	$157,879	$95,857	60.7%
Fire and allied lines	124,261	118,980	95.8	119,789	92,637	77.3
Automobile	151,700	123,319	81.3	153,706	140,337	91.3
Workers' compensation	38,628	13,955	36.1	44,496	15,323	34.4
Fidelity and surety	12,750	142	1.1	12,521	(901)	(7.2)
Miscellaneous	780	188	24.1	863	—	—
Total commercial lines	$484,835	$347,221	71.6%	$489,254	$343,253	70.2%

Personal lines
Fire and allied lines	$19,789	$25,921	131.0%	$20,522	$20,668	100.7%
Automobile	15,148	7,613	50.3	15,180	12,476	82.2
Miscellaneous	610	2,658	435.7	608	484	79.6
Total personal lines	$35,547	$36,192	101.8%	$36,310	$33,628	92.6%
Reinsurance assumed	$12,076	$8,063	66.8%	$13,236	$7,368	55.7%
Total	$532,458	$391,476	73.5%	$538,800	$384,249	71.3%